Exhibit 99.1

DocuSign Announces Change to Location and Format of 2022 Annual Meeting of Stockholders

May 12, 2022

SAN FRANCISCO, May 12, 2022 - DocuSign (Nasdaq: DOCU) today announced that it will be holding its Annual Meeting of Stockholders (the “Annual Meeting”) as a virtual-only meeting due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of DocuSign's stockholders and other meeting participants. As previously announced, the meeting will be held on Friday, June 3, 2022, at 9:00 a.m. Pacific Time.

In order to participate in the Annual Meeting, please visit: www.virtualshareholdermeeting.com/DOCU2022. Participants may begin logging into the Annual Meeting at 8:45 a.m. Pacific Time on June 3, 2022. In order to attend, vote and submit questions at the Annual Meeting, stockholders must have their voter control number. Stockholders who hold their shares through a bank, broker or other nominee must contact their bank, broker or other nominee to request a valid legal proxy.

Whether or not they plan to attend the Annual Meeting, all stockholders as of April 6, 2022, the record date, may also vote in advance of the meeting until 11:59 p.m. Eastern Time on June 2, 2022, at www.proxyvote.com or by using one of the other methods described in the proxy materials for the Annual Meeting filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2022. Stockholders who have already voted, and who do not wish to change their vote, do not need to vote again.

Further information regarding this change to the location and format of the Annual Meeting can be found in the supplemental proxy materials filed by DocuSign with the SEC on May 12, 2022.

For more information on DocuSign, visit www.docusign.com.

Media Relations
Megan Gregorio
Corporate Communications
media@docusign.com

About DocuSign
DocuSign helps organizations connect and automate how they prepare, sign, act on, and manage agreements. As part of the DocuSign Agreement Cloud, DocuSign offers eSignature, the world's #1 way to sign electronically on practically any device, from almost anywhere, at any time. Today, over a million customers and more than a billion users in over 180 countries use the DocuSign Agreement Cloud to accelerate the process of doing business and to simplify people's lives.